Exhibit 99.1

     NEW CANCER TREATMENT SYSTEM BY BSD MEDICAL ACQUIRED TO PIONEER ADVANCED
                   TREATMENT FOR RECTAL AND PANCREATIC CANCER

    SALT LAKE CITY, Dec. 13 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today announced that a third BSD-2000 cancer treatment system has been purchased and installed at the University Medical School in Munich, Germany. The medical school has already conducted over 7,000 cancer treatments on its two existing BSD-2000s. However the two systems already in use do not have the capacity to support the school's very active groundbreaking work in advanced new treatment of rectal and pancreatic cancer. Improved treatment for these two cancers is a high priority, as rectal cancer is the second leading cause of death from cancer, with pancreatic cancer following as fourth. Expanding the use of the BSD-2000 for treatment of these cancers is expected to further demonstrate and broaden the application of the BSD-2000 in cancer therapy.

    In addition to treatment of rectal and pancreatic cancer, the University Medical School in Munch is nearing the completion of a major randomized study involving over 300 patients, comparing the results of dual treatments with chemotherapy and the BSD-2000 system versus chemotherapy alone for patients with high-risk soft-tissue sarcomas. This study includes the participation of other major cancer treatment centers in Germany and elsewhere in Europe.

    The BSD-2000 is being used in the development of new cancer treatments at leading German cancer centers in Berlin, Munich, Dusseldorf, Essen, Tubingen, Lubeck and Erlangen. Other prestigious cancer treatment institutions in Europe and the United States are also using the BSD-2000 in the work of identifying and demonstrating better treatments for cancer.

    BSD Medical produces systems that deliver precision focused RF/microwave energy to treat cancer, killing cancer directly and improving the effectiveness of radiation and chemotherapy. BSD was the recipient of the 2005 Frost and Sullivan "Technology of the Year Award" for cancer-therapy devices. For further information about BSD Medical and its cancer treatment systems visit the BSD website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections or expectations of future events, including the successful results of clinical trials that may lead to expectations for increased sales of the BSD-2000 are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             12/13/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /
    (BSM)